Exhibit 99.1

Contacts:

Investors: Patrick E. Flanigan III Corporate Vice President Investor Relations (908) 673-9969	Media: Brian P. Gill Vice President Corporate Communications (908) 673-9530

CELGENE ANNOUNCES RETIREMENT OF PRESIDENT AND CHIEF OPERATING OFFICER, JACQUALYN FOUSE, PHD AND PROMOTION OF SCOTT SMITH TO PRESIDENT AND CHIEF OPERATING OFFICER

-	Jacqualyn Fouse, PhD, to retire from Celgene effective June 30, 2017 and will not stand for reelection to the Celgene Board of Directors
-	Scott Smith to be promoted to President and Chief Operating Officer, effective April 1, 2017
-	Terrie Curran to be promoted to President, Global Inflammation & Immunology Franchise, effective April 1, 2017

SUMMIT, NJ – (February 23, 2017) – Celgene Corporation (NASDAQ: CELG) today announced that President and Chief Operating Officer (COO) Jacqualyn (“Jackie”) Fouse, Ph.D., has decided to retire from Celgene effective June 30, 2017. She will continue to serve as President and COO until April 1, and through June 30, she will serve as a strategic advisor to the management team. Jackie will not stand for reelection to the Celgene Board of Directors at the upcoming Annual Meeting in June. The Company also announced the promotion of Scott Smith to President and COO, effective April 1, 2017, and the promotion of Terrie Curran to President, Global Inflammation & Immunology (I&I) Franchise, effective April 1, 2017.

Jackie joined Celgene in 2010 as Chief Financial Officer. In 2014, she was appointed President of Celgene’s Hematology & Oncology Franchise and in 2016 she was promoted to President and COO. Throughout Jackie’s nearly seven years with the Company, Celgene has produced tremendous growth and outstanding results.

“I would like to thank Jackie for her incredible commitment and dedication to Celgene and the patients we seek to serve worldwide,” said Mark Alles, Chief Executive Officer of Celgene.  “On behalf of all Celgene employees, I wish Jackie the best in her retirement.”

In 2016, Jackie was elected to Celgene’s Board of Directors. In connection with announcing her decision to retire from Celgene, she informed the Board that she would not stand for reelection to the Celgene Board.

“Celgene has greatly benefited from Jackie’s strategic leadership and wisdom” said Bob Hugin, Executive Chairman of Celgene Corporation. “All of us thank Jackie for her countless and meaningful contributions to Celgene.”

Scott Smith, will be promoted to President and COO, effective April 1, 2017. Scott joined Celgene in 2008 and successfully built and launched Celgene’s I&I Franchise. Under Scott’s leadership, OTEZLA® has achieved tremendous commercial success and Celgene has built a robust and high-potential I&I pipeline. Scott has thirty years of experience in the biopharmaceutical industry spanning commercial, business strategy and general management roles across multiple countries and therapeutic areas. Before joining Celgene, Scott served as Global Commercial Head for Biovail.

“Scott is a tremendous leader with extensive industry experience and his teams have consistently delivered outstanding results,” said Mark Alles. “Our entire organization will benefit from Scott’s business expertise, strategic leadership, and focus on operational excellence.”

Terrie Curran will be promoted to President, Global I&I Franchise, effective April 1, 2017. She joined Celgene in 2013 as the U.S. Commercial Head of the I&I Franchise and established the framework and built the capabilities for the successful U.S. launch of OTEZLA®. In early 2016, Terrie was promoted to Head of Worldwide Commercial Markets for the I&I Franchise and is leading the worldwide launch of OTEZLA®. Prior to joining Celgene, Terrie was a Senior Vice President at Merck, where she led the Global Women’s Health franchise from 2009-2013.

“Terrie has been instrumental in establishing Celgene as a leader in the inflammation and immunology marketplace,” said Mark Alles. “Terrie’s knowledge of our business and strategic capabilities will greatly benefit Celgene as we continue to build a preeminent global Inflammation & Immunology Franchise.”

About Celgene

Celgene Corporation, headquartered in Summit, New Jersey, is an integrated global biopharmaceutical company engaged primarily in the discovery, development and commercialization of innovative therapies for the treatment of cancer and inflammatory diseases through gene and protein regulation. For more information, please visit www.celgene.com. Follow Celgene on Social Media: @Celgene, Pinterest, LinkedIn, FaceBook and YouTube.

Forward-Looking Statements

This press release contains forward-looking statements, which are generally statements that are not historical facts. Forward-looking statements can be identified by the words "expects," "anticipates," "believes," "intends," "estimates," "plans," "will," “outlook” and similar expressions. Forward-looking statements are based on management’s current plans, estimates, assumptions and projections, and speak only as of the date they are made. We undertake no obligation to update any forward-looking statement in light of new information or future events, except as otherwise required by law. Forward-looking statements involve inherent risks and uncertainties, most of which are difficult to predict and are generally beyond our control. Actual results or outcomes may differ materially from those implied by the forward-looking statements as a result of the impact of a number of factors, many of which are discussed in more detail in our Annual Report on Form 10-K and our other reports filed with the Securities and Exchange Commission.